FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(B).

[X] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1. Name and Address of Reporting Person

   Allen             Gerald
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   (Last)            (First)            (Middle)

    5555 San Felipe #625
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                     (Street)

  Houston              Texas           77056
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   (City)               (State)         (Zip)
_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

            GKI
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

_______________________________________________________________________________
4. Statement for Month/Year

      5/98
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)

_______________________________________________________________________________
7. Individual or Joint/Group Report (check applicable line)

   [X] Form Filed by One Reporting Period
   [ ] Form filed by More than One Reporting Person

_______________________________________________________________________________

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------
          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-                      Securities Acquired (A)        Beneficially  Form:
                         action                      or Disposed of (D)             Owned at      Direct      Nature of
                         Date          Trans-        (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/       action     ----------------------------      Fiscal Year   Indirect    Beneficial
Security                  Day/         Code         Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)        (Instr. 8)               (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------      ---------- -----------  ------  ---------    -----------   ----------  ----------
Common Stock             3/31/98         A         1,000,000     (A)                                   D
Common Stock                             P           150,000     (A)     $1.50                         D
Common Stock                             P           900,000     (A)     $1.50                         I          (1)
Common Stock                             P            28,860     (A)     $1.50       2,078,860         I          (2)


(1)  By Self as Trustee
(2)  By LK Resources, L.C. as Member

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
     1.        2.       3.         4.         5.             6.                 7.           8.          9.        10.        11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion of   Trans-              or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr.  Year        (Instr.   Ownership
(Instr. 3)  Security   Year)     8)        (A)   (D)    able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  -------   ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------




Explanation of Responses:

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               /s/ GERALD ALLEN                                   9/25/98
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB number.